Jade Mountain Corporation Announces Name Change to

RINO International Corporation

DALIAN, China, May 9, 2008/Xinhua-PRNewswire-FirstCall/ -- Jade Mountain Corporation (OTC Bulletin Board: JDMC), through its subsidiaries, including Dalian RINO Environmental Engineering Science and Technology Co., Ltd., a PRC company ("RINO"), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti-oxidation systems for iron and steel manufacturers in the People's Republic of China ("PRC"), today announced that it has changed its corporate name to RINO International Corporation effective May 9, 2008, to more accurately reflect the direction and business of the Company.

The Company anticipates the name change to become effective with NASDAQ's Over-the-Counter Bulletin Board at the opening for trading by May 15, 2008, under a new stock symbol that will be announced once it has been assigned. Additionally, the Company’s new CUSIP number is 766883 102.

''We are pleased to have successfully completed our name change to RINO International Corporation, which more adequately aligns our public and operating company,'' stated Mr. Dejun Zou (David), Chief Executive Officer of Dalian RINO Environmental Engineering Science and Technology Co., Ltd. “Our new name is an important part of building our corporate image both in the PRC among customers and in the U.S. among investors.”

About Dalian RINO Environmental Engineering Science and Technology Co., Ltd.

Rino International Corporation, through its contractually controlled affiliate Dalian RINO Environmental Engineering Science and Technology Co., Ltd., a PRC company ("RINO"), is a provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about the Company, Innomind and RINO. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Current Report on Form 8-K filed on October 12, 2007.

For more information, please contact:

For the Company:
Bruce Richardson
Tel: +86-411-8766-1233
Email: bruce.richardson@rinogroup.com

Investors:
Matt Hayden
HC International, Inc.
Tel: +1-561-245-5155
Email: info@hcinternational.net

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